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                                                                      EXHIBIT 32


InterOil Corporation
Toronto, Ontario

Ladies and Gentlemen:

Re:  Registration Statement No. 333-120383

With respect to the base shelf prospectus, we acknowledge our awareness of the use therein of our compilation report relating to the pro forma consolidated statements of earnings for the nine months ended September 30, 2004 and for the year ended December 31, 2003 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated December 13, 2004.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG



Sydney, Australia
December 13, 2004